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                                                                   Exhibit 2.3.1


                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATION OF INCORPORATION

DIGITAL DESCRIPTOR SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware,

DOES HEREBY CERTIFY:

FIRST: That a meeting of the Board of Directors was held on April 2, 2001, and resolutions were duly adopted setting forth a proposed amendment of the Certificate of incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " IV" so that, as amended, said Article shall be and read as follows:

         ARTICLE IV. The total number of shares of stock which the corporation shall have authority to issue pursuant to this Certificate of Incorporation is one hundred fifty one million (151,000,000), of which one hundred fifty million (150,000,000) shares of the par value of $0.001shall be designated as "Common Stock" (referred to in this Certificate of Incorporation as "Common"), and of which one million (1,000,000) shares of the par value of one cent ($0.01) each shall be designated as "Preferred Stock" (referred to in this Certificate of Incorporation as "preferred"). Preferred Stock may be issued from time to time
(1) in one or more series, with such distinctive serial designations: and (2) may have such voting powers, full or limited, or may be without voting powers: and (3) may be subject to redemption at such time or times and at such prices; and (4) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock; and (5) may have such rights upon dissolution of, or upon any distribution of the assets of the corporation; and (6) may be made convertible into, or exchangeable for, shares of any other class of classes or of any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rate of exchange, and with such adjustments; and (7) shall have such other relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof. All as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock from time to time adopted by the Board of Directors pursuant to authority to do so which is hereby vested in the Board of Directors.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Company has caused this certificate to be signed by, the following Authorized Officers and Directors, this 2nd day of April, 2001.


                        BY: ___________________________________
                        Garrett U. Cohn
                        TITLE : Chief Executive Officer and Director




                        BY: ___________________________________
                        Myrna L. Cohn Ph. D.
                        TITLE OF OFFICER: Director




                        BY: ___________________________________
                        Michael Pellegrino
                        TITLE OF OFFICER: Chief Financial Officer and Director